Veri-Tek International Announces Sale of

Diesel Engine Testing Equipment Assets

Transaction Will Complete Divestiture of Testing and Assembly Equipment Segment

Transaction to Close August 1, 2007

Bridgeview, IL, July 11, 2007 — Veri-Tek International Corp. (AMEX:VCC), a leading North American manufacturer of engineered lifting equipment announced today that it has signed a definitive agreement to sell its diesel engine testing equipment assets to EuroMaint Industry, Inc., a wholly owned subsidiary of EuroMaint Industries AB, a Swedish supplier of equipment and maintenance services. Veri-Tek will receive $1.1 million in cash as consideration for these assets, which consists of equipment, intellectual property, and inventory. The transaction is expected to close on August 1, 2007 and proceeds will be utilized for debt reduction.

“We are pleased to announce this important strategic step forward for Veri-Tek as we will now be able to focus our organization’s entire set of resources on advancing our position in the commercial lifting market,” said Andrew Rooke, President and Chief Operating Officer of Veri-Tek International, Corp. “The diesel engine testing operation, while not a part of our strategic growth strategy, nor consistent with our financial model, is an excellent fit within EuroMaint Industries’ product portfolio and expansion plans. We wish them the best of success.”

Upon the transaction’s closing, Veri-Tek will complete the shut-down of its Testing and Equipment Assembly segment located at the Wixom, MI manufacturing facility and will then consist solely of a single-segment operating business. Management reserved for all associated closure costs in the first quarter of 2007 and after the closure anticipates no further losses associated with the testing and assembly segment. It will record a modest gain from the transaction in its upcoming third quarter financial results. The Testing and Assembly Equipment segment had an operating loss of approximately $732,000 in the first quarter of 2007.”

Nicklas Falk, President of EuroMaint Industry, commented, “We are pleased to announce the addition of Veri-Tek’s Diesel Engine Testing capabilities to our offerings. Veri-Tek’s technology and experience will enable us to expand our product offering within specially adapted production equipment to customers worldwide. It will give us even better possibilities to give support to our costumers in their strive for production streamlining.”

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About Veri-Tek International, Corp.

Veri-Tek International, Corp. is a leading provider of engineered lifting solutions including boom truck cranes, rough terrain forklifts and special mission oriented vehicles. Our Manitex subsidiary manufactures and markets a comprehensive line of boom trucks and sign cranes. Our boom trucks and crane products are primarily used in industrial projects, energy exploration and infrastructure development, including roads, bridges, and commercial construction. The Manitex Liftking subsidiary manufactures and markets a complete line of rough terrain forklifts and special mission oriented vehicles, as well as other specialized carriers, heavy material handling transporters and steel mill equipment. Manitex Liftking’s rough terrain forklifts are use in both commercial and military applications.

Forward-Looking Statement:

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995: This release contains statements that are forward-looking in nature. These forward-looking statements include statements relating to the closing of the transactions contemplated by the asset purchase agreement and expected benefits therefrom. The forward-looking statements are made on the basis of management’s assumptions and estimations. As a result, there can be no guarantee or assurance that these assumptions and expectations will in fact occur. The forward-looking statements are subject to risks and uncertainties that may cause actual results to materially differ from those contained in the statements. Some, but not all of the risks, include our ability to complete the proposed sale of assets to EuroMaint and the risk that we may not realize the expected benefits of such sale, as well as other factors, uncertainties, challenges, and risks detailed in Veri-Tek’s public filings with the Securities and Exchange Commission. Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results. Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Company Contact

Veri-Tek International, Corp. David Langevin Chief Executive Officer (708) 237-2060 djlangevin@manitex.com	Hayden Communications Peter Seltzberg or Brett Maas Investor Relations (646) 415-8972 peter@haydenir.com

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